Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

LEXICON PHARMACEUTICALS REPORTS FOURTH QUARTER 2023

FINANCIAL RESULTS AND PROVIDES BUSINESS UPDATE

Commercial launch of INPEFA® (sotagliflozin) continues to progress. with increasing demand across the cardiology community and improving payer access

Patient enrollment underway in PROGRESS, a Phase 2b study of LX9211 in Diabetic Peripheral Neuropathic Pain; topline data anticipated Q2 2025

Preparations underway for Phase 3 study of sotagliflozin in Hypertrophic Cardiomyopathy and resubmission of NDA for sotagliflozin in Type 1 Diabetes

Recent Successful Capital Raise Supports Company Initiatives for Growth and Expansion

Company to Present at the Leerink Partners Global Biopharma Conference Tuesday, March 12th at 3:40 p.m. ET

The Woodlands, Texas, March 11, 2023 - Lexicon Pharmaceuticals, Inc. (Nasdaq: LXRX), today reported financial results for the three months ended December 31, 2023 and provided an update on key corporate milestones.

“2023 was a pivotal year for Lexicon,” said Lonnel Coats, Lexicon’s chief executive officer. “We launched INPEFA within weeks of receiving U.S. FDA approval with a broad label for heart failure, while in parallel continuing the advancement of our innovative research and development pipeline.”

“In the fourth quarter, we saw continued progress on the launch of INPEFA and began to see increased prescriber demand and important formulary wins, which we expect to accelerate in the first half of 2024. We advanced LX9211 into late-stage development for diabetic peripheral neuropathic pain (DPNP), with the potential to become the first new, non-opioid drug approved for neuropathic pain in over two decades.”

“We are preparing for Phase 3 development of sotagliflozin in hypertrophic cardiomyopathy (HCM), an area of high unmet need with very few treatments in development. And following recent feedback from FDA, we are preparing to resubmit our New Drug Application (NDA) for sotagliflozin as an adjunct to insulin therapy in patients with type 1 diabetes and chronic kidney disease. Our research and development engine also continues to produce, and we are conducting preclinical development on an oral small molecule compound for obesity and weight management. With these opportunities and the support from shareholders in our recent successful financing, Lexicon is well positioned for growth and expansion in 2024 and beyond.”

Fourth Quarter Highlights

INPEFA® (sotagliflozin)

Launch Progress

•

INPEFA was placed on the formularies of multiple important Medicare and commercial plans during the fourth quarter, including Express Scripts’ Premier Access and Premier Performance national formularies for Medicare patients and Basic and High Performance formularies for commercially insured patients.

Publications and Data

•

On October 4, Craig Granowitz, M.D., Ph.D., Lexicon’s senior vice president and chief medical officer, conducted an oral presentation entitled Temporal shift in heart failure medications prescribed to hospitalised patients with and without diabetes in a large US integrated health system at the 59th Annual Meeting of European Association for the Study of Diabetes (EASD) in Hamburg, Germany and online.

•

On October 8, Michael J. Davies, Ph.D., Lexicon’s executive director of clinical development, presented a new analysis of clinical trial data for sotagliflozin entitled Sotagliflozin Reduces the Risk of Cardiovascular Events In Patients With Left Ventricular Hypertrophy Without Hypertension: A Post Hoc Analysis From SCORED at the Heart Failure Society of America (HFSA) Annual Scientific Meeting in Cleveland, Ohio.

•

On November 12, 2023, Lexicon had a significant presence and conducted multiple presentations related to INPEFA at the American Heart Association Scientific Sessions 2023, including one oral presentation highlighting the early clinical benefit of INPEFA for heart failure and atherosclerotic events and another focusing on cost-effectiveness metrics associated with the use of INPEFA.

LX9211

•

In December, patient enrollment began in the PROGRESS Phase 2b dose optimization study and is progressing well. The PROGRESS study marks initiation of the late-stage development program for AAK1 inhibitor LX9211, with potential to become the first new, non-opioid drug therapy approved in neuropathic pain in more than 20 years. Topline data from the PROGRESS study is anticipated in 2Q 2025.

•

Data relating to LX9211 were shared at various global congresses during the fourth quarter, including the 33rd Annual Meeting of the Diabetic Neuropathy Study Group (NeuroDiab), held September 28-October 1 in Thessaloniki, Greece; the 59th Annual Meeting of the European Association for the Study of Diabetes (EASD), held October 2-6 in Hamburg, Germany and online; the 17th Annual Pain Therapeutics Summit (Arrowhead Conference), held October 19-20 in San Diego, California; and the 2nd World Brain Disorders and Neuroscience Summit (BDNS), held November 9-11 in Singapore and online.

Additional Pipeline Opportunities

•	Preparations are underway for Phase 3 development of sotagliflozin in HCM.

•	Following recent feedback from FDA, preparations are underway to resubmit Lexicon’s NDA for sotagliflozin as an adjunct to insulin therapy in patients with type 1 diabetes and chronic kidney disease.

•	As part of Lexicon’s ongoing discovery efforts, the company is advancing preclinical development of a novel oral compound for obesity and weight management.

Fourth Quarter 2023 Financial Highlights

Unless otherwise stated, all comparisons are for the fourth quarter and full year of 2023 compared to the fourth quarter and full year of 2022.

Revenues: Revenues for the fourth quarter and full year of 2023 were $0.7 million and $1.2 million, respectively, primarily from the commercialization of INPEFA.

Research and Development (R&D) Expenses: Research and development expenses for the fourth quarter of 2023 increased to $14.8 million from $14.0 million for the corresponding period in 2022. Full-year research and development expenses increased to $58.9 million in 2023 from $52.8 million for the corresponding period in 2022, primarily due to higher manufacturing costs, partially offset by lower professional and consulting fees related to the prior year NDA resubmission for heart failure.

Selling, General and Administrative (SG&A) Expenses: Selling, general and administrative expenses for the fourth quarter of 2023 increased to $32.6 million from $16.3 million in 2022 and for the full-year 2023 increased to $114.0 million from $48.1 million in 2022. The increase in 2023 is primarily due to the significant investment in the commercial launch of INPEFA, including higher salaries and benefits of the new sales force and other increased headcount, higher travel, and higher marketing costs.

Net Loss: Net loss for the fourth quarter of 2023 was $48.2 million, or $0.20 per share, as compared to a net loss of $30.5 million, or $0.16 per share, in the corresponding period in 2022. For the fourth quarters of 2023 and 2022, net loss included non-cash, stock-based compensation expense of $3.2 million and $3.3 million, respectively. Net loss for the full year was $175.6 million, or $0.79 per share, in 2023 as compared to a net loss of $101.9 million, or $0.62 per share, in the corresponding period in 2022. For the full years of 2023 and 2022, net loss included non-cash, stock-based compensation expense of $14.3 million and $11.5 million, respectively.

Cash and Investments: As of December 31, 2023, Lexicon had $170.0 million in cash and investments, as compared to $138.4 million as of December 31, 2022.

Lexicon 2024 Investor Day – April 22, 2024

In lieu of a year-end earnings conference call, Lexicon plans to hold an Investor Day on April 22, 2024. The event will be webcast live on Lexicon’s website at www.lexpharma.com/events. The agenda will include a business and regulatory update, with participation from multiple physician experts in the areas of cardiometabolic disorders, HCM, type 1 diabetes and diabetic peripheral neuropathic pain.

For Lexicon’s latest investor presentation, please visit https://www.lexpharma.com/investors.

Planned Participation in Upcoming Investor Conferences:

•	Leerink Partners Global Biopharma Conference March 12

•	Needham 23rd Annual Virtual Healthcare Conference on April 8-11

•	Piper Sandler Virtual Cardiovascular Day on April 10

•	Piper Sandler Spring Biopharma Symposium on April 16-17

These events will be webcast live on Lexicon’s website at www.lexpharma.com/events

About INPEFA® (sotagliflozin)

Discovered using Lexicon’s unique approach to gene science, INPEFA® (sotagliflozin) is an oral inhibitor of two proteins responsible for glucose regulation known as sodium-glucose cotransporter types 2 and 1 (SGLT2 and SGLT1). SGLT2 is responsible for glucose and sodium reabsorption by the kidney and SGLT1 is responsible for glucose and sodium absorption in the gastrointestinal tract. Sotagliflozin has been studied in multiple patient populations encompassing heart failure, diabetes, and chronic kidney disease in clinical studies involving approximately 20,000 patients.

INDICATION

INPEFA is indicated to reduce the risk of cardiovascular death, hospitalization for heart failure, and urgent heart failure visit in adults with:

•	heart failure or

•	type 2 diabetes mellitus, chronic kidney disease, and other cardiovascular risk factors

IMPORTANT SAFETY INFORMATION

Dosing: Assess renal function and volume status and, if necessary, correct volume depletion prior to initiation of INPEFA. INPEFA dosing for patients with decompensated heart failure may begin when patients are hemodynamically stable, including when hospitalized or immediately upon discharge.

Contraindications: INPEFA is contraindicated in patients with hypersensitivity to INPEFA or any of its components.

Ketoacidosis: INPEFA increases the risk of ketoacidosis in patients with type 1 diabetes mellitus (T1DM). Type 2 diabetes Mellitus (T2DM) and pancreatic disorders are also risk factors. The risk of ketoacidosis may be greater with higher doses. There have been postmarketing reports of fatal events of ketoacidosis in patients with type 2 diabetes using sodium glucose transporter 2 (SGLT2) inhibitors. Before initiating INPEFA, assess risk factors for ketoacidosis. Consider ketone monitoring in patients with T1DM and consider ketone monitoring in others at risk for ketoacidosis and educate patients on the signs/symptoms of ketoacidosis. Patients receiving INPEFA may require monitoring and temporary discontinuation of therapy in clinical situations known to predispose to ketoacidosis. INPEFA is not indicated for glycemic control. Assess patients who present with signs and symptoms of metabolic acidosis or ketoacidosis, regardless of blood glucose level. If suspected, discontinue INPEFA, evaluate, and treat promptly. Monitor patients for resolution of ketoacidosis before restarting INPEFA.

Volume Depletion: INPEFA can cause intravascular volume depletion which may sometimes manifest as symptomatic hypotension or acute transient changes in creatinine. There have been post-marketing reports of acute kidney injury, some requiring hospitalization and dialysis, in patients with type 2 diabetes mellitus receiving SGLT2 inhibitors. Patients with impaired renal function (eGFR < 60 mL/min/1.73 m2), elderly patients, or patients on loop diuretics may be at increased risk for volume depletion or hypotension. Before initiating INPEFA in patients with one or more of these characteristics, assess volume status and renal function, and monitor for signs and symptoms of hypotension during therapy.

Urosepsis and Pyelonephritis: Treatment with SGLT2 inhibitors, including INPEFA, increases the risk for urinary tract infections. Serious urinary tract infections including urosepsis and pyelonephritis requiring hospitalization have been reported. Evaluate patients for signs and symptoms of urinary tract infections and treat promptly.

Hypoglycemia with Concomitant Use with Insulin and Insulin Secretagogues: Insulin and insulin secretagogues are known to cause hypoglycemia. INPEFA may increase the risk of hypoglycemia when combined with insulin or an insulin secretagogue. Therefore, a lower dose of insulin or insulin secretagogue may be required to minimize the risk of hypoglycemia when used with INPEFA.

Necrotizing Fasciitis of the Perineum (Fournier’s Gangrene): Reports of Fournier’s Gangrene, a rare but serious and life-threatening necrotizing infection requiring urgent surgical intervention, have been identified in post-marketing surveillance in patients with diabetes mellitus receiving SGLT2 inhibitors. Assess patients who present with pain, tenderness, erythema, or swelling in the genital or perineal area, along with fever or malaise. If suspected, start treatment immediately with broad-spectrum antibiotics and, if necessary, surgical debridement. Discontinue INPEFA, closely monitor patient signs and symptoms, and provide appropriate alternative therapy for heart failure.

Genital Mycotic Infections: INPEFA increases the risk of genital mycotic infections. Monitor and treat as appropriate.

Urinary Glucose Test and 1,5-anhydroglucitol (1,5-AG) Assay: these are not reliable for patients taking SGLT2 inhibitors. Use alternative testing methods to monitor glucose levels.

Common Adverse Reactions: the most commonly reported adverse reactions (incidence ≥ 5%) were urinary tract infection, volume depletion, diarrhea, and hypoglycemia.

Drug Interactions:

•	Digoxin: Monitor patients appropriately as there is an increase in the exposure of digoxin when coadministered with INPEFA 400 mg.

•	Uridine 5’-diphospho-glucuronosyltransferase (UGT) Inducer: The coadministration of rifampicin, an inducer of UGTs, with sotagliflozin resulted in a decrease in the exposure of sotagliflozin.

•

Lithium: Concomitant use of an SGLT2 inhibitor with lithium may decrease serum lithium concentrations. Monitor serum lithium concentration more frequently during INPEFA initiation and with dosage changes.

Use in Specific Populations:

•	Pregnancy and Lactation: INPEFA is not recommended during the second and third trimesters of pregnancy, nor while breastfeeding.

•

Geriatric Use: No INPEFA dosage change is recommended based on age. No overall differences in efficacy were detected between these patients and younger patients, and other reported clinical experience has not identified differences in responses between the elderly and younger patients, but greater sensitivity of some older individuals cannot be ruled out. Elderly patients may be at increased risk for volume depletion adverse reactions, including hypotension.

•

Renal Impairment: INPEFA was evaluated in patients with chronic kidney disease (eGFR 25 to 60 mL/min/1.73 m2) and in patients with heart failure with eGFR < 60 mL/min/1.73 m2. The safety profile of INPEFA across eGFR subgroups in these studies was consistent with the known safety profile. There was an increase in volume-related adverse events (e.g., hypotension, dizziness) in patients with eGFR < 30 mL/min/1.73m2 relative to the overall safety population. Efficacy and safety studies with INPEFA did not enroll patients with an eGFR less than 25 mL/min/1.73 m2 or on dialysis. After starting therapy in the studies, patients were discontinued if eGFR fell below 15 mL/min/1.73 m2 or were initiated on chronic dialysis.

•	Hepatic Impairment: INPEFA is not recommended in patients with moderate or severe hepatic impairment.

Click here for full Prescribing Information.

https://www.lexpharma.com/inpefa-US-PI.pdf

About Lexicon Pharmaceuticals

Lexicon is a biopharmaceutical company with a mission of pioneering medicines that transform patients’ lives. Through its Genome5000™ program, Lexicon scientists studied the role and function of nearly 5,000 genes and identified more than 100 protein targets with significant therapeutic potential in a range of diseases. Through the precise targeting of these proteins, Lexicon is pioneering the discovery and development of innovative medicines to safely and effectively treat disease. Lexicon has advanced multiple medicines to market and has a pipeline of promising drug candidates in discovery and clinical and preclinical development in heart failure, neuropathic pain, diabetes and metabolism and other indications. For additional information, please visit www.lexpharma.com.

Safe Harbor Statement

This press release contains “forward-looking statements,” including statements relating to Lexicon’s financial position and long-term outlook on its business, including the commercialization of its approved products and the clinical development of, regulatory filings for, and potential therapeutic and commercial potential of its other drug candidates. In addition, this press release also contains forward looking statements relating to Lexicon’s growth and future operating results, discovery, development and commercialization of products, strategic alliances and intellectual property, as well as other matters that are not historical facts or information. All forward-looking statements are based on management’s current assumptions and expectations and involve risks, uncertainties and other important factors, specifically including Lexicon’s ability to meet its capital requirements, successfully commercialize its approved products, successfully conduct preclinical and clinical development and obtain necessary regulatory approvals of its other drug candidates on its anticipated timelines, achieve its operational objectives, obtain patent protection for its discoveries and establish strategic alliances, as well as additional factors relating to manufacturing, intellectual property rights, and the therapeutic or commercial value of its approved products and other drug candidates. Any of these risks, uncertainties and other factors may cause Lexicon’s actual results to be materially different from any future results expressed or implied by such forward-looking statements. Information identifying such important factors is contained under “Risk Factors” in Lexicon’s annual report on Form 10-K for the year ended December 31, 2022, as filed with the Securities and Exchange Commission. Lexicon undertakes no obligation to update or revise any such forward-looking statements, whether as a result of new information, future events or otherwise.

Lexicon Pharmaceuticals, Inc.

Selected Financial Data

Consolidated Statements of Operations Data	Three Months Ended December 31,		Years Ended December 31,
(In thousands, except per share data)	2023	2022	2023	2022
	(Unaudited)		(Unaudited)
Revenues:
Net product revenue	$672	$—	$1,110	$—
Royalties and other revenue	30	28	94	139

Total revenues	702	28	1,204	139
Operating expenses:
Cost of sales	70	—	85	—
Research and development, including stock-based compensation of $1,297, $1,184, $5,139 and $4,253, respectively	14,762	13,977	58,887	52,816
Selling, general and administrative, including stock-based compensation of $1,915, $2,084, $9,201, and $7,267, respectively	32,607	16,329	113,982	48,083

Total operating expenses	47,439	30,306	172,954	100,899

Loss from operations	(46,737)	(30,278)	(171,750)	(100,760)
Interest expense	(3,909)	(1,103)	(11,589)	(2,780)
Interest and other income, net	2,402	887	7,732	1,596

Net loss	$(48,244)	$(30,494)	$(175,607)	$(101,944)

Net loss per common share, basic and diluted	$(0.20)	$(0.16)	$(0.79)	$(0.62)
Shares used in computing net loss per common share, basic and diluted	244,925	188,726	221,130	165,733

Consolidated Balance Sheet Data (In thousands)	As of December 31, 2023	As of December 31, 2022
Cash and investments	$170,026	$138,357
Property and equipment, net	1,987	2,071
Goodwill	44,543	44,543
Total assets	229,429	194,299
Long-term debt, net	99,508	48,579
Accumulated deficit	(1,765,327)	(1,589,720)
Total stockholders’ equity	94,622	117,124

For Investor Inquiries:

Lisa DeFrancesco

Lexicon Pharmaceuticals, Inc.

lexinvest@lexpharma.com

For Media Inquiries:

Alina Cocuzza

Lexicon Pharmaceuticals, Inc.

acocuzza@lexpharma.com